Filed Pursuant to Rule 424(b)(5)

Registration No. 333-279065

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 2, 2024)

SharpLink Gaming, Inc.

Up to $1,835,052

Shares of Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement, dated May 2, 2024 (the “Prior Prospectus Supplement”), relating to the offer and sale of up to $1,676,366 of our shares of Common Stock, $0.0001 par value per share (“Common Stock”), pursuant to the Sales Agreement dated as of May 2, 2024 (the “Sales Agreement”) we entered into with A.G.P./Alliance Global Partners (“A.G.P.”), acting as our sales agent. This prospectus supplement should be read in conjunction with the Prior Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus Supplement. This prospectus supplement is not complete without and may only be delivered or utilized in connection with, the Prior Prospectus Supplement and any future amendments or supplements thereto.

The Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SBET.” As of February 3, 2025, the last reported sales price of the Common Stock on Nasdaq was $0.43.

The aggregate market value of our outstanding shares of Common Stock held by non-affiliates as of February 4, 2025 is $5,505,158, based on 6,259,056 shares of Common Stock outstanding, of which 5,856,552 are held by non-affiliates, and a closing price on Nasdaq of $0.94 on December 6, 2024, which is within 60 days of the date of this prospectus supplement. Accordingly, under the terms of the Sales Agreement, we may offer and sell through the initial prospectus, as amended and supplemented by this supplement, shares of Common Stock having an aggregate offering price of up to $1,835,052 from time to time to or through the Agents. Through February 4, 2025, we have sold 2,499,905 shares of Common Stock in accordance with the Sales Agreement under the initial prospectus. As of the date of this prospectus supplement, we have offered and sold $1,658,621 of securities pursuant to General Instruction I.B.6 of Form S-3 during the 12-calendar month period that ends on and includes the date hereof, and therefore $176,431 is available to be sold pursuant to this prospectus supplement.

Investing in our shares of Common Stock involves a high degree of risk and uncertainty. See “Risk Factors” beginning on page S-7 of the Prior Prospectus Supplement and the other documents that are incorporated by reference in the Prior Prospectus Supplement and the accompanying base prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE PRIOR PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

A.G.P.

The date of this prospectus supplement is February 4, 2025.